Exhibit 99.2  Shareholder Newsletter

Shareholder News

January 16, 2007
Dear Shareholder:
During the past two and one half years, WVT has gone through a major transformation. We have reorganized our management structure to better focus on marketing and sales and reduced staff by more than a third. We are actively engaged in changing our internal processes and procedures to comply with regulatory requirements on internal control over financial reporting. Our new accounting systems will further benefit WVT by making us more efficient, lowering the cost of processing data, providing better data for improved decision making, reducing labor expense, and internal and external auditing costs. We have upgraded our switching equipment enabling us to offer new Internet Protocol services such as Internet telephony, automatic delivery of voice mail to your computer, and more sophisticated broadband services such as Integrated T-1, which provides businesses with more flexible and efficient ways to use bandwidth. We continue to strengthen our core product lines by bundling our existing services with new services like Warwick Wireless telephone, another revenue generator.
Our focus on cutting costs will continue in 2007, and it will be accompanied by additional efforts to increase operating revenue. We will concentrate on providing small and medium size businesses with reliable and cost-effective worldwide broadband connectivity. We will also provide full suites of wholesale voice, video and data services to large dwellings and business centers throughout New York and New Jersey.
Much has been accomplished, and your Company will continue to adapt to the changing face of telecommunications. One unanticipated change is my retirement from WVT at month end due to health complications. To accomplish a smooth transition, I will remain on the Board of Directors. On January 15th, Mr. Thomas H. Gray was hired as interim President and CEO. This will enable the Board to perform a thorough search for a permanent replacement. Mr. Gray is well known in the industry and has an extensive background in telephony, having recently served as interim President and CEO at several companies larger than WVT. We are pleased to have him on board.
We will also be hiring an interim Chief Financial Officer to support us through the upcoming audit as we complete the search for a permanent replacement.
Under its new leadership, I am confident that WVT will remain focused on providing exceptional service to its customers and increasing shareholder value. Both the Company and I thank you for your ongoing support.

Herbert Gareiss, Jr.